EXHIBIT 99.1
Fastenal Company Reports 2014 Annual and Fourth Quarter Earnings
WINONA, Minn., January 15, 2015 (GLOBE NEWSWIRE) -- Fastenal Company of Winona, MN (Nasdaq:FAST) reported the results of the quarter and year ended December 31, 2014. Except for per share information, or as otherwise noted below, dollar amounts are stated in thousands.
Net sales (and the related daily sales), pre-tax earnings, net earnings, and net earnings per share were as follows for the periods ended December 31:

	Twelve-month Period			Three-month Period
	2014	2013	Change	2014	2013	Change
Net sales	$3,733,507	3,326,106	12.2%	$926,254	813,760	13.8%
Business days	253	254		62	63
Daily sales	$14,757	13,095	12.7%	$14,940	12,917	15.7%
Pre-tax earnings	$787,434	713,468	10.4%	$188,819	157,274	20.1%
% of sales	21.1%	21.5%		20.4%	19.3%
Net earnings	$494,150	448,636	10.1%	$118,391	99,229	19.3%
Net earnings per share (basic)	$1.67	1.51	10.6%	$0.40	0.33	21.2%
BUSINESS UPDATE
In July 2013, we disclosed our intention to increase our investment in people at the store level and in additional leadership personnel at the district and regional levels. We felt this expanded investment was necessary to add 'selling energy' to the organization. Since July 2013, we have added 2,032 people either into a store, or into a leadership role at the district or region level, or an increase of 19.2%. With expanded investment comes expanded expectations - in July 2013, we grew average daily sales over the same month in the preceding year in the low single digits, in December 2014, we grew average daily sales over the same month in the preceding year by 17.4%.
We believe these investments in 'selling energy', when combined with the related investments in 'support energy' (people, distribution, and internal manufacturing capabilities), and in FAST Solutions® (industrial vending) devices give us a great platform for growth. Set forth below is information related to average employee headcount during the fourth quarter and actual employee headcount, store count, and FAST Solutions® (industrial vending) device count as of the end of the years indicated:

	Dec. 2014	Dec. 2013	Twelve-month % Change
Average full-time equivalent store employee count	10,376	9,771	6.2%
Average full-time equivalent total employee count	15,512	14,482	7.1%
Total actual employee count	18,417	17,277	6.6%
Number of stores	2,637	2,687	-1.9%
FAST Solutions® (industrial vending) machines (device count)	46,855	40,775	14.9%
Note – Full-time equivalent is based on 40 hours per week.
Several items worth noting for the fourth quarter of 2014 and as we enter 2015:

(1)	The fourth quarter had one less business day than in 2013. We made a decision during the quarter to close on the Friday after Christmas.

(2)
As noted above, beginning in the summer of 2013, we began to aggressively add people to support sales growth and, during the third quarter of 2014, we reached a level of headcount that met the needs of our business and our customers. This allowed us to manage our labor expenses during the fourth quarter in a manner more aligned with the seasonality of our business. We continued to add people into our store locations (we added 82 people); however, we dialed back the hours worked by our employees to match the level of sales (this caused our reported full-time equivalent headcount numbers to reduce in each consecutive month since September 2014). As we enter 2015, we intend to expand the hours worked at our store locations and will resume the expansion of our headcount to support the future needs of our business and our customers.

(3)
The fourth quarter saw our gross profit dip. Given our seasonality, this is not uncommon, as the fixed cost of our trucking network is spread over lower net sales in the fourth quarter of each year. History has shown that this will recover as we enter the post-holiday season. With that said, we continue to be challenged by the structural changes in our business. One of these changes, simply put, relates to a growth driver of our business – large customer accounts. As we successfully attract large customers, our gross profit is negatively impacted; however, as our monthly sales per store increase, we leverage the operating expenses of the business and improve our pre-tax earnings (as further discussed later in this release).

(4)
This brings us to incremental pre-tax earnings. Our pre-tax earnings grew $31.5 million from the fourth quarter of 2013 to the fourth quarter of 2014, and our net sales grew $112.5 million. This results in incremental pre-tax earnings of 28% ($31.5 million / $112.5 million). We are proud of the Fastenal team, this is the result of a lot of hard work.

Thank you for your interest in Fastenal, the rest of this earnings release is typical Fastenal. We have included a discussion of the following aspects of our business:

1.	Monthly sales changes, sequential trends, and end market performance – a recap of our recent sales trends and some insight into the activities with different end markets.

2.	Growth drivers of our business – a recap of how we grow our business.

3.	Profit drivers of our business – a recap of how we increase our profits.

4.	Statement of earnings information – a recap of the components of our income statement.

5.	Operational working capital, balance sheet, and cash flow – a recap of the operational working capital utilized in our business, and the related cash flow.
While reading these items, it is helpful to appreciate several aspects of our marketplace: (1) it's big, the North American marketplace for industrial supplies is estimated to be in excess of $160 billion per year (and we have expanded beyond North America), (2) no company has a significant portion of this market, (3) many of the products we sell are individually inexpensive, (4) when our customer needs something quickly or unexpectedly our local store is a quick source, (5) the cost and time to manage and procure the products we sell is meaningful, (6) the cost to move these products, many of which are bulky, can be significant, (7) many customers would prefer to reduce their number of suppliers to simplify their business, and (8) many customers would prefer to utilize various technologies to improve availability and reduce waste.
Our motto is Growth through Customer Service®. This is important given the points noted above. We believe in efficient markets – to us, this means we can grow our market share if we provide the greatest value to our customers. We believe our ability to grow is amplified if we can service our customers at the closest economic point of contact. For us, this 'closest economic point of contact' is the local store; therefore, our focus centers on understanding our customers' day, their opportunities, and their obstacles.
The concept of growth is simple, find more customers every day and increase your activity with them. However, execution is hard work. First, we recruit service minded individuals to support our customers and their business. Second, we operate in a decentralized fashion to help identify the greatest value for our customers. Third, we build a great machine behind the store to operate efficiently and to help identify new business solutions. Fourth, we do these things every day. Finally, we strive to generate strong profits; these profits produce the cash flow necessary to fund our growth and to support the needs of our customers.

SALES GROWTH
Note – Daily sales are defined as the net sales for the period divided by the number of business days (in the United States) in the period.
Net sales and growth rates in net sales were as follows:

	Twelve-month Period		Three-month Period
	2014	2013	2014	2013
Net sales	$3,733,507	$3,326,106	$926,254	$813,760
Percentage change	12.2%	6.1%	13.8%	7.5%
Business days	253	254	62	63
Daily sales	$14,757	13,095	$14,940	12,917
Daily sales growth rate	12.7%	6.1%	15.7%	7.5%
Impact of currency fluctuations (primarily Canada)	-0.5%	-0.2%	-0.6%	-0.4%
The increase in net sales in the periods noted for 2014 and 2013 came primarily from higher unit sales. Net sales were impacted by slight inflationary price changes in our non-fastener products and some price deflation in our fastener products, but the net impact was a drag on growth. Our growth in net sales was not meaningfully impacted by the introduction of new products or services, with one exception. Over the last several years, our FAST Solutions® (industrial vending) initiative has stimulated faster growth with a subset of our customers (discussed later in this document). The higher unit sales resulted primarily from increases in sales at older store locations (discussed below and again later in this document) and to a lesser degree the opening of new store locations in the last several years. The growth in net sales at the older store locations was due to the growth drivers of our business (discussed later in this document). The impact of change in currencies in foreign countries (primarily Canada) relative to the United States dollar is noted in the table above.
MONTHLY SALES CHANGES, SEQUENTIAL TRENDS, AND END MARKET PERFORMANCE
This section focuses on three distinct views of our business – monthly sales changes, sequential trends, and end market performance. The first discussion regarding monthly sales changes provides a good mechanical view of our business based on the age of our stores. The second discussion provides a framework for understanding the sequential trends (that is, comparing a month to the immediately preceding month, and also looking at the cumulative change from an earlier benchmark month) in our business. Finally, we believe the third discussion regarding end market performance provides insight into activities with our various types of customers.
Monthly Sales Changes:
All company sales – During the months noted below, all of our selling locations, when combined, had daily sales growth rates of (compared to the same month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2014	6.7%	7.7%	11.6%	10.0%	13.5%	12.7%	14.7%	15.0%	12.9%	14.6%	15.3%	17.4%
2013	6.7%	8.2%	5.1%	4.8%	5.3%	6.0%	2.9%	7.2%	5.7%	7.7%	8.2%	6.7%
2012	21.3%	20.0%	19.3%	17.3%	13.1%	14.0%	12.1%	12.0%	12.9%	6.8%	8.2%	9.7%
Stores opened greater than two years – Our stores opened greater than two years (store sites opened as follows: 2014 group – opened 2012 and earlier, 2013 group – opened 2011 and earlier, and 2012 group – opened 2010 and earlier) represent a consistent 'same-store' view of our business. During the months noted below, the stores opened greater than two years had daily sales growth rates of (compared to the same month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2014	5.5%	6.5%	10.2%	8.4%	12.1%	11.4%	13.4%	14.0%	11.8%	13.5%	14.0%	16.5%
2013	5.0%	6.5%	3.4%	3.1%	3.5%	4.3%	1.4%	5.5%	4.2%	6.1%	6.2%	4.9%
2012	18.8%	17.1%	16.8%	14.5%	10.1%	11.1%	9.1%	8.6%	9.8%	3.8%	5.1%	6.6%

Stores opened greater than five years – The impact of the economy, over time, is best reflected in the growth performance of our stores opened greater than five years (store sites opened as follows: 2014 group – opened 2009 and earlier, 2013 group – opened 2008 and earlier, and 2012 group – opened 2007 and earlier). This group, which represented about 90% of our total sales in 2014, is more cyclical due to the increased market share they enjoy in their local markets. During the months noted below, the stores opened greater than five years had daily sales growth rates of (compared to the same month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2014	4.6%	5.4%	9.5%	7.7%	11.5%	10.8%	12.9%	13.4%	11.7%	13.3%	13.6%	16.2%
2013	3.2%	5.6%	2.3%	2.0%	2.7%	3.4%	0.6%	4.7%	3.2%	5.3%	6.1%	4.8%
2012	17.4%	15.8%	15.7%	13.7%	9.0%	10.2%	8.3%	7.9%	8.5%	2.6%	4.6%	5.6%
Summarizing comments – There are three distinct influences to our growth: (1) execution, (2) currency fluctuations, and (3) economic fluctuations. This discussion centers on (2) and (3).
The change in currencies in foreign countries (primarily Canada) relative to the United States dollar impacted our growth over the last several years. During the years 2014, 2013, and 2012, it lowered our growth by 0.5%, 0.2%, and 0.1%, respectively.
During 2012, the growth in the first three and a half months generally continued the relative strength we saw in 2011. Then we began to experience several distinct economic slowdowns. The first occurred in the late April/May time frame, and then moderated until September 2012. The second occurred in the October/November time frame. This was exaggerated by the impact of Hurricane Sandy and an unusual business day comparison in October (23 days in 2012 versus 21 days in 2011 - the maintenance portion of our business is often linked to monthly spend patterns of our customers, which are not as business day dependent, this can dilute the daily growth picture given the change in business day divisor). The third occurred in the spring of 2013. This involved our fastener product line and our construction business (primarily non-residential construction). This third slowdown, similar to the first two listed, mirrored or slightly led some softening in the PMI Index. The PMI Index is a composite index of economic activity in the United States manufacturing sector. It is published by the Institute for Supply Management and is available at http://www.ism.ws/. The fastener piece was heavily impacted by our industrial production business. These customers utilize our fasteners in the manufacture/assembly of their finished products. The end markets with the most pronounced weakening included heavy machinery manufacturers with exposure to: mining, military, agriculture, and construction. The fourth and fifth occurred in July 2013 and December 2013. The daily sales growth in July 2013 and December 2013 were negatively impacted by the timing of the July 4th holiday (Thursday in 2013, Wednesday in 2012, Monday in 2011) and the Christmas/New Year holiday (Wednesday in 2013, Tuesday in 2012, and Sunday in 2011). This resulted in a 'lone' business day on Friday, July 5, 2013, in which many of our customers were closed, and three distinct one to two day work periods in the last two weeks of December 2013. The December 2013 impact was amplified due to poor weather conditions.
Our daily sales growth trends have generally improved since September 2013. This was largely related to changing comparisons to the prior year and to the improving sequential patterns noted in the next discussion. Our sales to customers engaged in light and medium duty manufacturing (largely related to consumer products) have improved since late 2013; this makes sense given the trends in the PMI Index since that time.
In the first quarter of 2014, our sales growth was hampered in January and February due to a weak economy and foreign exchange rate fluctuations (primarily related to the Canadian dollar); however, the biggest impact was a severe winter in North America and its negative impact on our customers and our trucking network. In March 2014, the weak economy and negative foreign exchange rate fluctuations continued; however, the weather normalized and our daily sales growth expanded to 11.6%. This double digit growth in March was helped by the Easter timing (April in 2014), but the real story is good people, good execution, and minimal negative weather impacts. Since March 2014, our double digit growth has continued. In the second quarter of 2014, the negative impact of the Easter timing was felt, and then a 'less noisy' picture emerged in May and June. Our sales to customers engaged in heavy machinery manufacturing (primarily serving the mining, military, agricultural, and construction end markets), which represents approximately one fifth of our business, had a very weak 2013, but stabilized late in 2013 and has improved in 2014. Since May 2014, our stores opened greater than five years have enjoyed double digit growth in every month. This is a strong indicator of the strength of the marketplace.
Sequential Trends:
We find it helpful to think about the monthly sequential changes in our business using the analogy of climbing a stairway – This stairway has several predictable landings where there is a pause in the sequential gain (i.e. April, July, and October to December), but generally speaking, climbs from January to October. The October landing then establishes the benchmark for the start of the next year.

History has identified these landings in our business cycle. They generally relate to months with impaired business days (certain holidays). The first landing centers on Easter, which alternates between March and April (Easter occurred in April 2014, March 2013, and April 2012 – in 2015, Easter will occur in April), the second landing centers on July 4th, and the third landing centers on the approach of winter with its seasonal impact on primarily our construction business and with the Christmas/New Year holidays. The holidays we noted impact the trends because they either move from month-to-month or because they move around during the week (the July 4th and Christmas/New Year holiday impacts are examples).
The table below shows the pattern to the sequential change in our daily sales. The line labeled 'Benchmark' is an historical average of our sequential daily sales change for the period 1998 to 2013, excluding 2008 and 2009. We believe this time frame will serve to show the historical pattern and could serve as a benchmark for current performance. We excluded the 2008 to 2009 time frame because it contains an extreme economic event and we don't believe it is comparable. The '2014', '2013', and '2012' lines represent our actual sequential daily sales changes. The '14Delta', '13Delta', and '12Delta' lines indicate the difference between the 'Benchmark' and the actual results in the respective year.

	Jan.(1)	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Cumulative Change from Jan. to Oct.
Benchmark	0.8%	2.2%	3.8%	0.4%	3.1%	2.7%	-2.1%	2.5%	3.7%	-1.2%	15.9%
2014	-1.4%	3.0%	7.1%	-2.6%	4.2%	2.5%	-3.8%	5.8%	1.0%	-1.5%	16.2%
14Delta	-2.2%	0.8%	3.3%	-3.0%	1.1%	-0.2%	-1.7%	3.3%	-2.7%	-0.3%	0.3%
2013	-0.4%	2.0%	3.4%	-1.1%	1.0%	3.2%	-5.5%	5.5%	2.9%	-2.9%	8.2%
13Delta	-1.2%	-0.2%	-0.4%	-1.5%	-2.1%	0.5%	-3.4%	3.0%	-0.8%	-1.7%	-7.7%
2012	-0.3%	0.5%	6.4%	-0.8%	0.5%	2.5%	-2.7%	1.3%	4.3%	-4.8%	7.1%
12Delta	-1.1%	-1.7%	2.6%	-1.2%	-2.6%	-0.2%	-0.6%	-1.2%	0.6%	-3.6%	-8.8%

(1)	The January figures represent the percentage change from the previous October, whereas the remaining figures represent the percentage change from the previous month.
A graph of the sequential daily sales change pattern discussed above, starting with a base of '100' in the previous October and ending with the next October, would be as follows:

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End Market Performance:
Fluctuations in end market business – The sequential trends noted above were directly linked to fluctuations in our end markets. To place this in perspective – approximately 50% of our business has historically been with customers engaged in some type of manufacturing. The daily sales to these customers grew, when compared to the same period in the prior year, as follows:

	Q1	Q2	Q3	Q4	Annual
2014	9.0%	11.2%	13.7%	13.8%	12.0%
2013	7.0%	5.9%	4.7%	7.2%	6.3%
2012	20.3%	15.8%	14.0%	9.7%	14.9%
Our manufacturing business consists of two subsets: the industrial production business (this is business where we supply products that become part of the finished goods produced by our customers and is sometimes referred to as OEM - original equipment manufacturing) and the maintenance portion (this is business where we supply products that maintain the facility or the equipment of our customers engaged in manufacturing and is sometimes referred to as MRO - maintenance, repair, and other). The industrial business is more fastener centered, while the maintenance portion is represented by all product categories.
The best way to understand the change in our industrial production business is to examine the results in our fastener product line (approximately 40% of our business) which is heavily influenced by changes in our business with heavy equipment manufacturers (discussed earlier in this document). From a company perspective, sales of fasteners grew, when compared to the same period in the prior year, as follows (note: this information includes all end markets):

	Q1	Q2	Q3	Q4	Annual
2014	1.6%	5.5%	9.9%	11.4%	6.9%
2013	1.7%	1.9%	1.0%	1.9%	1.6%
2012	15.4%	8.0%	6.0%	2.6%	7.8%
By contrast, the best way to understand the change in the maintenance portion of the manufacturing business is to examine the results in our non-fastener product lines. From a company perspective, sales of non-fasteners grew, when compared to the same period in the prior year, as follows (note: this information includes all end markets):

	Q1	Q2	Q3	Q4	Annual
2014	14.2%	17.1%	17.6%	19.0%	17.2%
2013	10.8%	8.5%	8.9%	12.0%	10.1%
2012	25.1%	21.1%	18.0%	13.6%	19.2%
The non-fastener business demonstrated greater relative resilience over the last several years, when compared to our fastener business and to the distribution industry in general, due to our strong FAST Solutions® (industrial vending) program; this is discussed in greater detail later in this document. However, this business was not immune to the impact of a weak industrial environment.
Our non-residential construction customers have historically represented 20% to 25% of our business. The daily sales to these customers grew, when compared to the same period in the prior year, as follows:

	Q1	Q2	Q3	Q4	Annual
2014	2.9%	7.5%	9.3%	12.6%	7.8%
2013	2.9%	0.7%	3.9%	2.8%	2.5%
2012	17.1%	12.7%	8.2%	4.2%	10.3%

We believe the weakness in the economy in the fourth quarter of 2012, throughout 2013, and during early 2014, particularly in the non-residential construction market, was amplified by global economic uncertainty combined with economic policy uncertainty in the United States. This weakness was amplified by severe winter weather conditions in January and February 2014.

A graph of the sequential daily sales trends to these two end markets in 2014, 2013, and 2012, starting with a base of '100' in the previous October and ending with the next October, would be as follows:

Manufacturing

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GROWTH DRIVERS OF OUR BUSINESS
Note – Dollar amounts in this section are presented in whole dollars, not thousands.
We grow by continuously adding customers and by increasing the activity with each customer. We believe this growth is enhanced by great people located in close proximity to our customers. This allows us to provide a range of services and product availability that our competitors can't easily match. Historically, we expanded our reach by opening stores at a very fast pace. These openings began in the United States and expanded beyond the United States beginning in the mid 1990's.
For a little perspective, we began our business in 1967 with an idea to sell nuts and bolts (fasteners) through vending machines. We soon learned the technology of the 1960's wasn't ready, and also learned a lot of products didn't fit, so we went to 'Plan B'; sell to business users with a direct sales force. It took us a number of years to 'work out the bugs', but ten years later we began to pick up the pace of store openings. After another ten years of expansion we had approximately 50 stores and sales of about

$20 million. Our need for cash to fund our growth was growing, as was our desire to allow employee ownership. This led us to a public offering in 1987.
In our first ten years of being public (1987 to 1997), we opened stores at an annual rate approaching 30% per year. In the next ten years (1997 to 2007), we opened stores at an annual rate of approximately 10% to 15% and, since 2007, we opened stores at an annual rate of approximately 1% to 8%. We opened 24 stores in 2014, an annual rate of approximately 1%, and currently expect to open approximately 20 to 30 stores in 2015, an annual rate similar to 2014.
During our almost 50 years of business existence, we have constantly evolved to better serve the market (as is described in the paragraphs below) and have always been willing to challenge our approach. In our first 20 to 25 years, we closed several store locations because we felt the market was insufficient to operate a profitable 'fastener only' business. Every one of those locations was subsequently ‘reopened’ when our business model evolved to serve these markets profitably. During the last 20 to 25 years, we have enjoyed continued success with our store-based model, and we continue to challenge our approach. Based on this approach, we have closed approximately 85 stores in the last ten years - not because they weren’t successful, but rather because we felt we had a better approach to growth. In the first six months of 2014, we continued to challenge our approach and closed about 20 stores (all but four of these locations were in close proximity to another Fastenal store). In the second quarter of 2014, we took a hard look at our business and identified another 45 stores to close in the second half of 2014 (all but eight of these locations were in close proximity to another Fastenal store). During the second half of 2014, we identified some additional stores for closure and closed 52 stores in total. Several items we think are noteworthy: the group of stores we identified for closure in the second half of 2014 was profitable in the first quarter of 2014 (our analysis measurement period); those stores operated with average sales of about $36 thousand per month. We chose to close this group because we felt this was simply a better approach to growing our business profitably.
There is a short-term price for closing these stores; and, since we believe we will maintain the vast majority of the sales associated with these locations and since most of the impacted employees have a nearby store from which to operate, the price primarily relates to the future commitments related to the leased locations. During the second quarter of 2014, we recorded the impaired future costs related to these commitments. The expense was not material as these locations have relatively short lease commitments and minimal leasehold improvements. We use the term closed; however, we consider them to be consolidated into another location since the vast majority are in close proximity to another store.
During the years, our expanding footprint has provided us with greater access to more customers, and we have continued to diversify our growth drivers. This was done to provide existing store personnel with more tools to grow their business organically, and the results of this are reflected in our earlier discussion on sales growth at stores opened greater than five years. In the early 1990's, we began to expand our product lines beyond primarily fasteners, and we added new product knowledge to our bench (the non-fastener products now represent about 60% of our sales). This was our first big effort to diversify our growth drivers. The next step began in the mid to late 1990's when we began to add sales personnel with certain specialties or focus. This began with our National Accounts group in 1995, and, over time, has expanded to include individuals dedicated to: (1) sales related to our internal manufacturing division, (2) government sales, (3) internet sales, (4) construction, (5) specific products (most recently metalworking), and (6) FAST Solutions® (industrial vending). Another step occurred at our sales locations (this includes Fastenal stores as well as strategic account stores and in-plant locations) and at our distribution centers, and began with a targeted merchandising and inventory placement strategy that included our 'Customer Service Project' approximately twelve years ago and our 'Master Stocking Hub' initiative approximately seven years ago. These strategies allowed us to better target where to stock certain products (local store, regional distribution center, master stocking hub, or supplier) and allowed us to improve our fulfillment, lower our freight costs, and improve our ability to serve a broader range of customers. During 2013 and 2014, we expanded our store based inventory offering around select industries (with an emphasis on fasteners, construction products, and safety products) and beginning in the latter half of 2013 we expanded two key employee groups: (1) the number of employees working in our stores and (2) the number of district and regional leaders supporting our stores. To improve the efficiency, accuracy, and capacity of our distribution centers, we made significant investments into distribution automation over the last several years (a majority of our facilities are now automated, and greater than 80% of our picking occurs at an automated distribution center). Finally, our high frequency distribution center, internally known as T-HUB, is now operational to support vending and other high frequency selling activities. The theme that shines through in all these changes is a simple one – invest into and support our sales machine – the local store.
Over the last several years, our FAST Solutions® (industrial vending) operation has been an expanding component of our store-based business. We believe industrial vending will be an important chapter in the Fastenal story; we also believe it has the potential to be transformative to industrial distribution, and that we have a 'first mover' advantage. Given this, we have been investing aggressively to maximize the advantage.
Our expanded industrial vending portfolio consists of 19 different vending devices, with the FAST 5000 device, our helix based machine (think candy machine), representing approximately 40% of the installed machines. We have learned much about these devices over the last several years and currently have target monthly revenue ranging from under $1,000 to in excess of $3,000 per device. The following two tables provide two views of our data: (1) actual device count regardless of the type of machine and (2) ‘machine equivalent' count based on the weighted target monthly revenue of each device (compared to the FAST 5000 device, which has a $2,000 monthly revenue target). For example, the 12-door locker, with target monthly revenue of $750, would be counted as ‘0.375 machine equivalent’ (0.375 = $750/$2,000).
The industrial vending information related to contracts signed during each period was as follows:

		Q1	Q2	Q3	Q4	Annual
Device count signed during the period	2014	4,025	4,137	4,072	4,108	16,342
	2013	6,568	6,084	4,836	4,226	21,714
	2012	6,646	6,818	7,871	6,715	28,050
	2011	1,812	2,710	2,930	2,753	10,205

'Machine equivalent' count signed during the period	2014	2,974	3,179	3,189	3,243	12,585
	2013	4,825	4,505	3,656	3,244	16,230
	2012	3,827	3,926	4,581	4,739	17,073
	2011	1,264	1,915	2,035	1,880	7,094

The industrial vending information related to installed machines at the end of each period was as follows:

		Q1	Q2	Q3	Q4
Device count installed at the end of the period	2014	42,153	43,761	45,596	46,855
	2013	32,007	36,452	39,180	40,775
	2012	12,600	16,964	21,998	26,975
	2011	3,227	4,793	7,062	9,462

'Machine equivalent' count installed at the end of the	2014	30,326	31,713	33,296	34,529
period	2013	22,020	25,512	27,818	29,262
	2012	8,842	11,604	14,880	18,395
	2011	2,462	3,548	5,154	6,771

The following table includes some additional statistics regarding our sales and sales growth:

		Q1	Q2	Q3	Q4
Percent of total net sales to customers with	2014	37.8%	37.0%	37.8%	39.3%
industrial vending[1]	2013	27.5%	30.0%	33.3%	36.6%
	2012	17.8%	20.8%	23.2%	25.8%
	2011	8.9%	10.5%	13.1%	15.7%

Daily sales growth to customers with	2014	19.7%	20.9%	21.9%	20.0%
industrial vending[2]	2013	23.9%	18.9%	15.2%	18.7%
	2012	33.9%	34.3%	32.9%	28.6%
	2011	50.6%	43.9%	42.5%	40.7%
1 The percentage of total sales (vended and traditional) to customers currently using a vending solution.
2 The growth in total sales (vended and traditional) to customers currently using a vending solution compared to the same period in the preceding year.
In addition to the industrial vending operation noted above, which primarily relates to our non-fastener business, we also provide bin stock programs (also known as ‘keep fill’ programs in the industry) to numerous customers. This business, which relates to both our maintenance customers (MRO fasteners and non-fasteners) and original equipment manufacturers (OEM fasteners), has many similar attributes to our industrial vending relationships. These attributes include a strong relationship with these customers, where we are often their preferred supplier, and a frequent level of business transactions. This business is performed without the aid of a vending machine, but does make use of the latest scanning technologies, scale systems, and our fully integrated distribution network to manage the supply chain for all sizes of customers. In recent years, we have begun to refer to this business as FMI (Fastenal Managed Inventory).
PROFIT DRIVERS OF OUR BUSINESS
As we state several times in this document, profit is important to us. For a distribution business profit and cash flow go hand in hand, and this cash flow funds our growth and creates value for our customers, our employees, our suppliers, and our shareholders. We grow our profits by continuously working to grow sales and to improve our relative profitability. We also grow our profits by allowing our inherent profitability to shine through – we refer to this as the 'pathway to profit'. The distinction is important.
We achieve improvements in our relative profitability by improving our gross profit, by structurally lowering our operating expenses, or both. Measured as a percentage of sales, the gross profit component generally decreases as the average monthly sales increase. This is due to the mix impact of larger customers. However, the operating expense component improves dramatically as the average monthly sales increase, this paves our 'pathway to profit'. We advance on this 'pathway to profit' as the average store size increases (measured in terms of monthly sales), and by allowing the changing store mix to improve our profits. This is best explained by comparing the varying profitability of our 'traditional' stores in the table below. The average store size for the group, and the average age, number of stores, and pre-tax earnings data by store size for the fourth quarter of the last three years, were as follows:

Sales per Month	Average Age (Years)	Number of Stores	Percentage of Stores	Pre-Tax Earnings Percentage
Three months ended December 31, 2014	Average monthly store sales = $101,608
$0 to $30,000	5.3	135	5.1%	-8.7%
$30,001 to $60,000	8.9	646	24.5%	11.6%
$60,001 to $100,000	11.0	790	30.0%	19.3%
$100,001 to $150,000	13.0	501	19.0%	23.2%
Over $150,000	16.2	421	16.0%	25.9%
Strategic Account/Overseas Stores		144	5.5%
Company Total		2,637	100.0%	20.4%

Three months ended December 31, 2013		Average monthly store sales = $87,798
$0 to $30,000	5.6	258	9.6%	-14.2%
$30,001 to $60,000	8.0	776	28.9%	9.9%
$60,001 to $100,000	10.9	789	29.4%	18.8%
$100,001 to $150,000	12.8	414	15.4%	23.4%
Over $150,000	15.6	317	11.8%	26.1%
Strategic Account/Overseas Stores		133	4.9%
Company Total		2,687	100.0%	19.3%

Three months ended December 31, 2012		Average monthly store sales = $83,098
$0 to $30,000	4.7	304	11.5%	-14.4%
$30,001 to $60,000	7.6	830	31.3%	12.2%
$60,001 to $100,000	10.0	759	28.6%	21.3%
$100,001 to $150,000	12.9	375	14.1%	26.0%
Over $150,000	14.9	272	10.3%	28.8%
Strategic Account/Overseas Stores		112	4.2%
Company Total		2,652	100.0%	20.9%
Note – Amounts may not foot due to rounding difference, and dollar amounts in this section are presented in whole dollars, not thousands.
We originally announced the 'pathway to profit' in 2007, and discussed the profit improvement we envisioned as the average store size grows. Today, the five groups of stores listed above represent about 80% of our sales, with the remaining 20% coming from our Strategic Account/Overseas stores, our dedicated 'in-plant' business (where we set up a business at a customer's site), our direct import business, and our direct manufacturing business.

STATEMENT OF EARNINGS INFORMATION (percentage of net sales) for the periods ended December 31:

	Twelve-month Period
	2014	2013	2012
Net sales	100.0%	100.0%	100.0%
Gross profit	50.8%	51.7%	51.5%
Operating and administrative expenses	29.8%	30.3%	30.0%
Gain on sale of property and equipment	0.0%	0.0%	0.0%
Operating income	21.1%	21.4%	21.5%
Net interest income (expense)	0.0%	0.0%	0.0%
Earnings before income taxes	21.1%	21.5%	21.5%
Note – Amounts may not foot due to rounding difference.
Gross profit – The gross profit percentage in the first, second, third, and fourth quarters was as follows:

	Q1	Q2	Q3	Q4
2014	51.2%	50.8%	50.8%	50.5%
2013	52.3%	52.2%	51.7%	50.6%
2012	51.3%	51.6%	51.6%	51.6%
We believe a normal gross profit percentage for our business is around 51% and constantly strive to operate in a range of 51% to 52% (see also the discussion under the caption ‘BUSINESS UPDATE’ earlier in this document). This is based on our current mix of store sizes, products, geographies, end markets, and end market uses (such as industrial production business versus maintenance business).
Historically, our gross profit percentages fluctuate due to impacts related to (1) transactional gross profit (either related to product and customer mix or to freight), (2) organizational gross profit (sourcing strength that can occur as we leverage buying scale and efficiency), and (3) supplier incentive gross profit (impacts from supplier volume allowances). In the short-term, periods of inflation or deflation can influence the first two categories, while sudden changes in business volume can influence the third. The transactional gross profit, our most meaningful component, is heavily influenced by our store-based compensation programs, which are directly linked to sales growth and gross profit, and incentivize our employees to improve both.
An important aspect of our gross profit relates to our locations, our product mix, and our customer mix. Given the close proximity of our sales personnel to our customer’s business, we offer a very high service level with our sales, which is valued by our customers and improves our gross profit. Fasteners are our highest gross profit product line given the high transaction cost surrounding the sourcing and supply of the product for our customers. Fasteners currently account for approximately 40% of our sales. We expect any reduction in the mix of our sales attributable to fasteners to negatively impact gross profit, particularly as it relates to maintenance fasteners. Gross profit is also influenced by average store sales as noted earlier in this document. Larger stores have larger customers, whose more focused buying patterns allow us to offer them better pricing. As a result, growth in average store sales is expected to negatively impact gross profit. A final item of note, our fourth quarter has typically been the season with the most challenges surrounding gross profit. This relates to the decline in sales in November and December due to the ‘holiday season’ and due to the drop off in non-residential construction business. This drop off in sales reduces the utilization of our trucking network and can slightly reduce our gross profit.
During the year and fourth quarter of 2014, our gross profit dropped below 51%. The drop generally centered on transactional impacts driven by product and customer mix, our strong emphasis on growing average store sales and, with respect to the fourth quarter, on the seasonality described above.

Operating and administrative expenses - as a percentage of sales improved nominally from 2013 to 2014.
Historically, our two largest components of operating and administrative expenses have consisted of employee related expenses (approximately 65% to 70%) and occupancy related expenses (approximately 15% to 20%). The remaining expenses cover a variety of items with selling transportation typically being the largest.
The three largest components of operating and administrative expenses grew as follows for the periods ended December 31 (compared to the same periods in the preceding year):

	Twelve-month Period
	2014	2013	2012
Employee related expenses	11.7%	4.6%	10.1%
Occupancy related expenses	6.9%	11.2%	4.8%
Selling transportation costs	10.1%	0.8%	10.1%
Employee related expenses include: (1) payroll (which includes cash compensation, stock option expense, and profit sharing), (2) health care, (3) personnel development, and (4) social taxes. For 2014, when compared to 2013, (1) our performance bonuses and commissions grew due to our expanding sales growth from the past year, (2) our profit sharing contribution contracted due to lower relative profitability, and (3) our health care costs grew. These factors, combined with an increase in full-time equivalent headcount (see table below), caused employee related costs to grow. For 2013, when compared to 2012, performance bonuses were down (other than those related to our vending business); however, this decrease was offset by increases related to the following factors: (1) increases in full-time equivalent headcount, (2) sales commissions grew due to static gross profit combined with sales growth, (3) our industrial vending bonuses grew in the first quarter and the twelve month period, although they contracted in the second, third, and fourth quarters due to a change in the pace of the vending rollout, (4) our profit sharing contribution grew, and (5) our health care costs grew.
On average, the full-time equivalent headcount grew as follows (compared to the same period in the preceding years):

	2014	2013	2012
Store based	12.5%	2.3%	8.2%
Total selling (includes store)	12.3%	3.3%	9.2%
Distribution	11.5%	4.3%	5.5%
Manufacturing	10.7%	6.0%	8.7%
Total headcount	11.9%	3.8%	8.2%
Occupancy related expenses include: (1) building rent and depreciation, (2) building utility costs, (3) equipment related to our stores and distribution locations, and (4) FAST Solutions® (industrial vending) equipment (we consider the vending equipment to be a logical extension of our store operation and classify the expense as occupancy). The increase in 2014, when compared to 2013, was driven by (1) an increase in the amount of FAST Solutions® (industrial vending) equipment as discussed earlier in this document, (2) an increase in building utility cost due to a severe winter in January and February 2014, (3) an increased investment in our distribution infrastructure over the last several years, primarily related to automation, and (4) an accrual related to store closings. The utility increase was due to a more severe winter and increases in natural gas prices during the 2014 heating season. The increase in 2013, when compared to 2012, was driven by (1) a dramatic increase in the amount of FAST Solutions® (industrial vending) equipment as discussed earlier in this document, (2) an increase in building utility costs, (3) a nominal increase in the number of store locations, and (4) an increased investment in our distribution infrastructure over the last several years. In 2014 and 2013, the industrial vending component represented approximately 45% and 60%, respectively, of the increase.
Our selling transportation costs consist primarily of our store fleet as most of the distribution fleet costs are included in the cost of sales. Selling transportation costs included in operating and administrative expenses grew in 2014, when compared to 2013. This was driven by the increase in store headcount and the reduction in mileage per gallon associated with severe winter driving conditions. Selling transportation costs included in operating and administrative expenses were essentially flat in 2013, when compared to 2012. This was helped by stronger sales patterns related to our used store truck fleet, which lowered our relative vehicle ownership costs.

The last several years have seen some variation in the cost of diesel fuel and gasoline – During the first, second, third, and fourth quarters of 2014, our total vehicle fuel costs were approximately $11.9, $12.5, $11.5, and $9.5 million, respectively. During the first, second, third, and fourth quarters of 2013, our total vehicle fuel costs were approximately $10.6, $10.6, $11.2, and $9.6 million, respectively. The changes resulted from variations in fuel costs, variations in the service levels provided to our stores from our distribution centers, changes in the number of vehicles at our store locations, changes in the number of other sales centered vehicles as a result of store openings and the expansion of our non-store sales force, and changes in driving conditions. These fuel costs include the fuel utilized in our distribution vehicles (semi-tractors, straight trucks, and sprinter trucks) which is recorded in cost of sales and the fuel utilized in our store delivery and other sales centered vehicles which is included in operating and administrative expenses (the split in the last several years has been approximately 50:50 between distribution and store and other sales centered use).
Income taxes – Income taxes, as a percentage of earnings before income taxes, were approximately 37.2% and 37.1% for 2014 and 2013, respectively. Our income tax rate increased slightly from 2013 to 2014. However, as our international business and profits grow over time, the lower income tax rates in those jurisdictions, relative to the United States, have begun to lower our effective tax rate.
OPERATIONAL WORKING CAPITAL
The year-over-year comparison and the related dollar and percentage changes related to accounts receivable and inventories were as follows:

	Balance at December 31:			Twelve Month Dollar Change		Twelve Month Percentage Change
	2014	2013	2012	2014	2013	2014	2013
Accounts receivable, net	$462,077	414,331	372,159	47,746	42,172	11.5%	11.3%
Inventories	$869,224	784,068	715,383	85,156	68,685	10.9%	9.6%
Operational working capital[1]	$1,331,301	1,198,399	1,087,542	132,902	110,857	11.1%	10.2%

Sales in last two months	$569,954	502,868	468,696	67,086	34,172	13.3%	7.3%
1 For purposes of this discussion, we are defining operational working capital as accounts receivable, net and inventories.
The growth in accounts receivable noted above was driven by our sales growth in the final two months of the period. The strong growth in recent years of our international business and our large customer accounts has made it difficult to manage the growth of accounts receivable relative to the growth in sales.
Our growth in inventory balances over time does not have as direct a relationship to our monthly sales patterns as does our growth in accounts receivable. This is impacted by other aspects of our business. For example, the dramatic economic slowdown in late 2008 and early 2009 caused our inventory to spike. This occurred because the lead time for inventory procurement is typically longer than the visibility we have into future monthly sales patterns. Over the last decade, we increased our relative inventory levels due to the following: (1) new store openings, (2) expanded stocking breadth at our distributions centers (for example, our master stocking hub in Indianapolis expanded its product breadth over six fold from 2005 to 2011), (3) expanded direct sourcing, (4) expanded exclusive brands (private label), (5) expanded industrial vending solutions, (6) national accounts growth, (7) international growth, and (8) expanded stocking breadth at individual stores. While all of these items impacted both 2014 and 2013, items (3) through (8) had the greatest impact.
ACQUISITION
On October 1, 2014 we acquired certain assets of Av-Tech Industries, a wholesale distributor of aerospace fasteners, electronic components, and miscellaneous aircraft parts. The business did not have a meaningful impact on our 2014 financial results (there were some balance sheet impacts of the all cash acquisition, as noted in our cash flow statement). The acquisition is not expected to have a material impact on our overall sales in 2015.

BALANCE SHEET AND CASH FLOW
Our balance sheet continues to be very strong and our operations have good cash generating characteristics. During the fourth quarter of 2014, we generated $166,450 (or 140.6% of net earnings) of operating cash flow. During all of 2014, we generated $499,392 (or 101.1% of net earnings) of operating cash flow. Our first quarter typically has stronger cash flow characteristics due to the timing of tax payments; this benefit reverses itself in the second, third, and fourth quarters as income tax payments go out in April, June, September, and December. The remaining amounts of cash flow from operating activities are largely linked to the pure dynamics of a distribution business and its strong correlation to working capital as discussed above. During 2014 and 2013, we incurred some short-term debt to fund capital expenditures and dividends. This was expected and is expected to continue into 2015.
Our dividends (per share basis) were as follows in the last two years:

	2014	2013
First quarter	$0.25	0.10
Second quarter	0.25	0.20
Third quarter	0.25	0.25
Fourth quarter	0.25	0.25
Total	$1.00	0.80

On January 14, 2015, our board of directors declared a dividend of $0.28 per share to be paid in cash on February 27, 2015 to shareholders of record at the close of business on January 30, 2015.
STOCK PURCHASES
During 2014 and 2013, we purchased 1,200,000 and 200,000 shares, respectively, of our common stock at an average price of approximately $44.12 and $45.40 per share, respectively. On January 14, 2015, our board of directors approved an increase to our authorization to purchase shares of our common stock. With this increase, we have authority to purchase up to an additional 2,000,000 shares of our common stock.
CONFERENCE CALL TO DISCUSS ANNUAL AND QUARTERLY EARNINGS
As we previously disclosed, we will host a conference call today to review the annual and quarterly results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 a.m., central time. To access the webcast, please go to the Fastenal Company Investor Relations Website at http://investor.fastenal.com/events.cfm.
MONTHLY, QUARTERLY, AND ANNUAL REPORTING SCHEDULE
We publish on the 'Investor Relations' page of our website at www.fastenal.com, both our monthly consolidated net sales figures and certain quarterly supplemental information. We expect to publish the consolidated net sales figures for each month, other than the third month of a quarter, at 6:00 a.m. (central time) on the third business day of the following month. We expect to publish the consolidated net sales figures for the third month of each quarter and the supplemental information for each quarter at 6:00 a.m. (central time) on the date our earnings announcement for such quarter is publicly released.
We anticipate our quarterly reports on Form 10-Q will be filed with the Securities and Exchange Commission within 30 days after the end of the quarter.
We anticipate our 2014 annual report on Form 10-K will be filed with the Securities and Exchange Commission in February 2015.
Our logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6432.
ADDITIONAL INFORMATION
Certain statements contained in this document do not relate strictly to historical or current facts. As such, they are considered 'forward-looking statements' that provide current expectations or forecasts of future events. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of terminology such as anticipate, believe, should, estimate, expect, intend, may, plan, goal, strive, project, will, potential, momentum, trend, target, and similar words or expressions. Any statement that is not a historical fact, including estimates, projections, future trends, and the outcome of events that have not yet occurred, is a forward-looking statement. Our forward-looking statements generally relate to our expectations regarding the business environment in which we operate, our projections of future performance, our perceived marketplace opportunities, and our strategies, goals, mission, and vision. You should understand that forward-looking statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Factors that could cause our actual results to differ from those discussed in the forward-looking statements include, but are not limited to, economic downturns, weakness in the manufacturing or commercial construction industries, competitive pressure on selling prices, changes in our current mix of products, customers or geographic locations, changes in our average store size, changes in our purchasing patterns, changes in customer needs, changes in fuel or commodity prices, inclement weather, changes in foreign currency exchange rates, difficulty in adapting our business model to different foreign business environments, weak acceptance or adoption of vending technology or increased competition in industrial vending, difficulty in maintaining installation quality as our industrial vending business expands, difficulty in hiring, relocating, training or retaining qualified personnel, failure to accurately predict the number of North American markets able to support stores or to meet store opening goals, difficulty in controlling operating expenses, difficulty in collecting receivables or accurately predicting future inventory needs, dramatic changes in sales trends, changes in supplier production lead times, changes in our cash position, changes in tax law, changes in the availability or price of commercial real estate, changes in the nature or price of distribution and other technology, cyber-security incidents, potential liability and reputational damage that can arise if our products are defective, and other risks and uncertainties detailed in our filings with the Securities and Exchange Commission, including our most recent annual and quarterly reports. Each forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any such statement to reflect events or circumstances arising after such date. FAST-E

FASTENAL COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(Amounts in thousands except share information)

	December 31, 2014	December 31, 2013
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$114,496	58,506
Marketable securities	—	451
Trade accounts receivable, net of allowance for doubtful accounts of $12,619 and $9,248, respectively	462,077	414,331
Inventories	869,224	784,068
Deferred income tax assets	21,765	18,248
Prepaid income taxes	—	24,869
Other current assets	115,703	107,988
Total current assets	1,583,265	1,408,461

Property and equipment, less accumulated depreciation	763,889	654,850
Other assets, net	11,948	12,473

Total assets	$2,359,102	2,075,784

Liabilities and Stockholders' Equity

Current liabilities:
Line of credit	$90,000	—
Accounts payable	103,909	91,253
Accrued expenses	174,002	148,579
Income taxes payable	7,442	—
Total current liabilities	375,353	239,832

Deferred income tax liabilities	68,532	63,255

Stockholders’ equity:
Preferred stock, 5,000,000 shares authorized	—	—
Common stock, 400,000,000 shares authorized, 295,867,844 and 296,753,544 shares issued and outstanding, respectively	2,959	2,968
Additional paid-in capital	33,744	69,847
Retained earnings	1,886,350	1,688,781
Accumulated other comprehensive (loss) income	(7,836)	11,101
Total stockholders’ equity	1,915,217	1,772,697

Total liabilities and stockholders’ equity	$2,359,102	2,075,784

FASTENAL COMPANY AND SUBSIDIARIES
Consolidated Statements of Earnings
(Amounts in thousands except earnings per share)

	Year Ended December 31,		Three Months Ended December 31,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)	(Unaudited)
Net sales	$3,733,507	3,326,106	926,254	813,760

Cost of sales	1,836,105	1,606,661	458,690	402,311
Gross profit	1,897,402	1,719,445	467,564	411,449

Operating and administrative expenses	1,110,776	1,007,431	278,785	254,390
Gain on sale of property and equipment	(964)	(643)	(242)	(75)
Operating income	787,590	712,657	189,021	157,134

Interest income	759	924	122	191
Interest expense	(915)	(113)	(324)	(51)

Earnings before income taxes	787,434	713,468	188,819	157,274

Income tax expense	293,284	264,832	70,428	58,045

Net earnings	$494,150	448,636	118,391	99,229

Basic net earnings per share	$1.67	1.51	0.40	0.33

Diluted net earnings per share	$1.66	1.51	0.40	0.33

Basic weighted average shares outstanding	296,490	296,754	296,038	296,749

Diluted weighted average shares outstanding	297,313	297,684	296,784	297,627

FASTENAL COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Amounts in thousands)
	Year Ended December 31,
	2014	2013
	(Unaudited)
Cash flows from operating activities:
Net earnings	$494,150	448,636
Adjustments to reconcile net earnings to net cash provided by operating activities, net of acquisition:
Depreciation of property and equipment	72,145	63,770
Gain on sale of property and equipment	(964)	(643)
Bad debt expense	11,480	9,421
Deferred income taxes	1,760	8,129
Stock-based compensation	7,039	5,400
Excess tax benefits from stock-based compensation	(2,094)	(2,787)
Amortization of non-compete agreements	527	421
Changes in operating assets and liabilities, net of acquisition:
Trade accounts receivable	(63,418)	(51,593)
Inventories	(87,622)	(68,685)
Other current assets	(7,510)	(10,627)
Accounts payable	12,501	13,234
Accrued expenses	25,263	22,424
Income taxes	34,405	(14,714)
Other	1,730	(6,266)
Net cash provided by operating activities	499,392	416,120

Cash flows from investing activities:
Purchases of property and equipment	(189,474)	(206,540)
Cash paid for acquisition	(5,575)	—
Proceeds from sale of property and equipment	5,819	4,990
Net decrease (increase) in marketable securities	451	(97)
Net increase in other assets	(2)	(145)
Net cash used in investing activities	(188,781)	(201,792)

Cash flows from financing activities:
Borrowings under line of credit	705,000	260,000
Payments against line of credit	(615,000)	(260,000)
Proceeds from exercise of stock options	7,697	9,306
Excess tax benefits from stock-based compensation	2,094	2,787
Purchases of common stock	(52,942)	(9,080)
Payments of dividends	(296,581)	(237,456)
Net cash used in financing activities	(249,732)	(234,443)

Effect of exchange rate changes on cash and cash equivalents	(4,889)	(990)

Net increase (decrease) in cash and cash equivalents	55,990	(21,105)

Cash and cash equivalents at beginning of year	58,506	79,611

Cash and cash equivalents at end of year	$114,496	58,506

Supplemental disclosure of cash flow information:
Cash paid during each year for interest	$915	113
Net cash paid during each year for income taxes	$257,514	270,615

CONTACT:	Ellen Trester
Financial Reporting & Regulatory Compliance Manager
507-313-7282